Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Lakeland Industries, Inc. of our report dated April 21, 2016 on the consolidated financial statements of Lakeland Industries, Inc. and Subsidiaries as of January 31, 2016 and for the two years then ended, which report appears in Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2016, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Mazars USA LLP (formerly WeiserMazars LLP)

Mazars USA LLP (formerly WeiserMazars LLP)

New York, New York

March 24, 2017